Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282458

Prospectus Supplement
(To Prospectus Supplements Dated April 17, 2025 and December 30, 2024

To Prospectus dated October 8, 2024)

Up to $857,500

of

Common Stock

This prospectus supplement (“Prospectus Supplement”) amends and supplements the information in the prospectus, dated October 8, 2024 (the “Prior Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-282458) (the “Registration Statement”), as previously supplemented by the prospectus supplements dated December 30, 2024 and April 17, 2025 (together with the Prior Prospectus, the “Prospectus”). This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We previously entered into an amended and restated sales agreement (the “Sales Agreement”) with Chardan Capital Markets, LLC (“Chardan”), dated as of December 30, 2024, relating to the offer and sale of shares of our common stock, $0.0001 par value per share, having an aggregate offering price of up to $50,000,000 from time to time through Chardan acting as our agent.

We are filing this Prospectus Supplement to amend the Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. As of May 22, 2025, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 was approximately $7,998,537, which was calculated based on 3,940,166 shares of our outstanding common stock held by non-affiliates on May 22, 2025 at a price of $2.03 per share, the closing price of our common stock on May 22, 2025. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell, pursuant to the Registration Statement of which this Prospectus Supplement and the Prospectus form a part, securities in a public primary offering with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. During the 12 calendar months prior to, and including, the date of this Prospectus Supplement, we have sold approximately $1,808,679 of securities pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $857,500 from time to time through Chardan.

Our common stock is listed on The Nasdaq Capital Market under the symbol “EYEN.” On May 30, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.67 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of the Prospectus, the “Risk Factors” section in our most recent Annual Report on Form 10-K, which is incorporated by reference into this Prospectus Supplement and the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this Prospectus Supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Chardan

The date of this Prospectus Supplement is June 2, 2025.